Exhibit 99.1

News Release

CLARIFICATION of Babcock & Wilcox Announces Preliminary Unaudited Q4 and Full Year 2019 Results

(AKRON, Ohio - March 12, 2020) - Babcock & Wilcox Enterprises, Inc. (NYSE:BW) (B&W or the “Company”) today announced a clarification to its press release NewsItemId: 20200312005314 issued at 6:45 a.m. EDT on March 12, 2020, entitled "Babcock & Wilcox Announces Preliminary Unaudited Q4 and Full Year 2019 Results" regarding its preliminary, unaudited fourth quarter 2019 and full-year 2019 financial results.

The Company clarifies that it anticipates the first quarter of 2020 will be profitable on a GAAP operating income basis subject to the timing of the settlement of certain project-related insurance recoveries.

The information provided regarding preliminary, unaudited fourth quarter 2019 and full-year 2019 financial results is unaffected by this clarification.

For background on original story, please click here: https://www.businesswire.com/news/home/20200312005314/en/Babcock-Wilcox-Announces-Preliminary-Unaudited-Q4-Full

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our expected first quarter 2020 results of operations. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to continue as a going concern; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy, or if required, obtain waivers of the requirements under the credit agreement governing our revolving credit facility and term loans; our ability to refinance our obligations under such credit agreement in a timely manner, if at all; our ability to obtain waivers of required pension contributions beginning with contributions for fiscal year 2019; the highly competitive nature of our businesses, and our ability to successfully compete with our current and future competitors; general economic and business conditions, including changes in interest rates and currency exchange rates; fluctuations and volatility in global financial markets, such as the recent substantial decline in oil prices; technological and regulatory developments in the energy industry and our ability to evolve with these trends; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans and other cost-savings initiatives; our ability to successfully address productivity and schedule issues in our Vølund &

Other Renewable segment, including the ability to complete our European EPC projects within the expected time frame and the estimated costs; our ability to successfully partner with third parties to win and execute contracts within our SPIG and Vølund & Other Renewable segments; changes in our effective tax rate and tax positions, including the limitation on our ability to use our net operating loss carryforwards and other tax assets as a result of our recent ownership change under Section 382 of the Internal Revenue Code; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting to recognize revenue over time; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual or anticipated changes in governmental regulation, including trade and tariff policies; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; the loss of key personnel and the continued availability of qualified personnel; the timing and ability to obtain project-related insurance recoveries against certain of our subcontractors and other contractual counterparties; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the risks of pandemics or other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the recent coronavirus outbreak; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions; and our ability to successfully consummate strategic alternatives for non-core assets, if we decide to pursue them. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors that may impact the accuracy of the forward-looking statements contained in this release, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and B&W undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

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Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com